RESTATED ARTICLES OF INCORPORATION
                        WITH AMENDMENTS
                              OF
                     ARETE INDUSTRIES, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following amended and restated Articles of Incorporation. These articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto.

                        ARTICLE I
                           Name

	The name of the Corporation shall be:
          Arete Industries, Inc.

                         ARTICLE II
                     Purposes and Powers

	The purpose for which this corporation is organized is to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Colorado Business Corporation Act, 1973 Colorado Revised Statutes, 7-101-101 et. seq. including, but not limited to, such business or businesses as shall be specified in writing by the board of directors in the bylaws.


                         ARTICLE III
                           Capital

	The aggregate number of capital shares which the corporation shall have authority to issue is Five Hundred Million (500,000,000). Except for any class or series of common or preferred shares that may be subsequently established from time to time by resolution of the board of directors pursuant to this
Article III, each capital share of this corporation shall be a voting Common Share without par value, shall have unlimited voting rights, and shall be entitled to receive the net assets of the corporation upon dissolution. Issuance of fractional shares is expressly authorized in the discretion of the board of directors or as provided for in the bylaws.

The board of directors of this corporation shall have the authority to establish by resolution different classes or series of common or preferred shares and, within the limitations provided by the Colorado Business Corporation Act, 7-106-102, or any similar provision as may later be adopted, to fix by resolution the voting powers, designations, preferences, and relative participating, optional, or other special rights, and the qualifications, limitations, or restrictions of the shares of any such class or series so established.

The shares of the corporation may be issued for consideration as may be fixed from time to time by the board of directors of the corporation, which consideration may consist of any tangible or intangible property or benefit to the corporation including cash, promissory notes, services performed and any other securities of the corporation. The judgment of the board of directors as to the value of any property or services received shall, in the absence of fraud or bad faith, be conclusive upon all persons for adequacy of consideration received with respect to whether such shares are validly issued, fully paid and nonassessable. Upon receipt of the consideration for which the board of directors has authorized the issuance of shares, the shares so issued therefore shall be deemed fully paid and nonassessable.

	Except as otherwise provided in the bylaws, the board of directors may authorize the issuance by the corporation of some or all of the shares of any or all of its classes or series without certificates. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send to the shareholder a written statement of the information required on certificates pursuant to the provisions of subsections (2) and
(4) of 7-106-206 and 7-106-208 of the Colorado Business
Corporation Act, or any similar provision as may later be adopted.

                           ARTICLE IV
                      Period of Duration

	This corporation shall exist perpetually unless dissolved according to law.


                             ARTICLE V
                         No Cumulative Voting

	At the election of directors of the corporation, directors shall be elected by a majority vote of the shareholders, and the cumulative system of voting of shares of stock shall not be allowed.


                           ARTICLE VI
                Restriction on Transfer of Shares

	Transfer or registration of transfer of all, or any part of the shares of the corporation may be restricted by these Articles or any amendment hereto, the bylaws, an agreement among shareholders, or an agreement among shareholders and the
corporation.   The corporation is authorized to become party to
agreements entered into by any of its shareholders including holders of rights convertible into, or carrying a right to subscribe for, or acquire shares. The board of directors is hereby authorized on behalf of the corporation to exercise the corporation's right to so impose such restrictions.



                             ARTICLE VII
                          Board of Directors

	The number of directors shall be fixed in accordance with the bylaws. The number of directors may be increased or decreased at any time by the adoption of or amendment to the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of any provision in the bylaws fixing the number of directors, the number shall be the same as
provided in these Articles of Incorporation.   The number of
directors shall be not less than three, except there need be only as many directors as there are shareholders in the event that the outstanding shares are held by fewer than three shareholders.

	A director shall be a natural person who is eighteen years of age or older and need not be a resident of the state of Colorado or a shareholder unless the bylaws so prescribe.

	The board of directors may at any time appoint an advisory board consisting of directors, non-directors, shareholders and/or non-shareholders for the purpose of advising and counseling the board of directors, and may compensate such advisory board members in the manner provided in the bylaws or as determined by the board of directors in their sole discretion in the absence of a bylaw provision. Such advisory board shall serve in an advisory capacity only and membership per se shall not carry or impute the status of a director, officer, fiduciary, employee or agent of the corporation. Members of any such advisory board shall not, solely by virtue of holding such position, have any express or implied authority to act on behalf of the corporation, nor shall be deemed to hold any of the duties and responsibilities of a director, officer, fiduciary, employee or agent of the corporation to any member thereof. The corporation shall indemnify any advisory board member and shall advance reasonable legal costs and expenses to the fullest extent permitted by law and/or as set forth in these Articles or in the
bylaws, whichever  provision is the most liberal.    ARTICLE VIII
Indemnification/Limitation of Liability of Directors

The corporation shall, to the fullest extent permitted by the provisions of the Colorado Business Corporation Act, 7-109-101 to 7-109-107, inclusive, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by said sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

	Pursuant to the Colorado Business Corporation Act, 7-108-402, directors of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director of the corporation except that this provisions shall not eliminate or limit the liability of a director to the corporation or its shareholders for: (i) monetary damages for any breach of such director's duty of loyalty to the corporation or to its shareholders; (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any acts specified in the Colorado Business Corporation Act, 7-108-403, or (iv) for any transaction from which the director derived an improper personal benefit.

	In accordance with the Colorado Business Corporation Act 7-109-108, as may be amended or supplemented, the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while a director, officer, employee, fiduciary or agent of the corporation is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X.

	Notwithstanding the foregoing, the corporation grants to its officers, directors, fiduciaries and agents any more expansive indemnification rights now or in the future created by case law or granted by statute in the State of Colorado.

                           ARTICLE IX
                   Transactions with Interested Directors

	No contract or other transaction between the corporation and one (1) or more of its directors or officers or any other corporation, firm, association, or entity in which one (1) or more of its directors or officers are directors or officers or are financially interested shall be either void or voidable or be enjoined, set aside, or give rise to an award of damages or other sanctions solely because of such relationship or interest, or solely because such directors or officers are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because their votes are counted for such purpose if:

	(i)	The material facts as to such relationship or interest
and as to the subject transaction are disclosed or are known to the board of directors or committee, and the board of directors or committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

	(ii)	The material facts as to such relationship or interest
and as to the subject transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is authorized, approved, or ratified in good faith by vote or written consent of the shareholders; or

	(iii)	The contract or transaction was fair and reasonable to
the corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof or the shareholders.

	Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.


                            ARTICLE X
                        Dividend Restrictions

	This corporation may pay dividends in cash, property, or its own shares, and may redeem its shares at their fair market value or their face value except: (i) when the corporation is insolvent; or
(ii) if after such dividend or distribution the corporation's total assets would be less than the sum of its total liabilities plus (unless these Articles of Incorporation or any subsequent amendment hereto, provide otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution; and (iii) subject to the provisions of the Colorado Business Corporation Act, 7-106-401, as amended, or any subsequent amendment thereof.

                           ARTICLE XI
                  Quorum and Action of Shareholders

	One Third (1/3) of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, and the affirmative vote of fifty-one percent (51%) of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Such action of the shareholders may be taken at a meeting called for such purpose or in such manner as provided for in the bylaws.

                            ARTICLE XII
                        Voting of Shareholders

	The shareholders, by vote or concurrence of a majority of the outstanding shares of the corporation, or any class or series thereof, entitled to vote on the subject matter, may take any action which, except for this Article, would require a two-thirds vote under the Colorado Business Corporation Act, as amended.

                             ARTICLE XIII
                       Regulation of Internal Affairs

	The internal affairs of the corporation shall be regulated as provided for in the bylaws. The initial bylaws may be adopted by the initial incorporation(s) or by the initial board of directors. The power to alter, amend, or repeal the bylaws or to adopt new bylaws shall be vested in the board of directors. The bylaws may contain any provision for the regulation and management of the affairs of the corporation not inconsistent with the Colorado Business Corporation Act, as the same may be amended or supplemented or by these Articles of Incorporation.

All corporate powers shall be exercised by or under the authority of the board of directors. The business and affairs of the corporation shall be managed under the direction of the board of directors, or as provided for in the bylaws, any committee of directors under such delegation of authority by the full board of directors as is permitted under the Colorado Business Corporation Act, 7-108-206, as amended or supplemented.


                            ARTICLE XIV
                    Restriction on Purchase of Shares

	This corporation shall have the right to purchase, take, receive, redeem or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares in accordance with the Colorado Business Corporation Act, Section 7-103-102, as amended, or any subsequent amendment thereof.


                             VERIFICATION

	The undersigned being the Secretary of the within corporation certifies that the foregoing Restated Articles of Incorporation with Amendments were adopted by shareholder vote at a meeting of shareholders held on September 1, 1998, in which the number of votes cast for the amendment by the shareholders as a whole including each voting group entitled to vote separately on the amendment was sufficient for approval by such shareholders and/or that voting group.

	IN WITNESS WHEREOF, the above-named Secretary hereby verifies that the foregoing are true and correct copy of the Restated
Articles of Incorporation with Amendments duly approved by shareholders of the corporation at a meeting held on September 1, 1998.


Date:

						Fred C. Boethling, Secretary